Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Relations Contact:
Doug Guarino, Director of Corporate Relations 781 647 3900
Inverness Medical Innovations completes acquisition of Matria Healthcare, Inc.
WALTHAM, Mass., May 9, 2008. Inverness Medical Innovations (AMEX: IMA) today announced that its previously announced acquisition of Matria Healthcare, Inc. was successfully completed and effective prior to the opening of business today, May 9, 2008. Matria, headquartered in Marietta, Georgia, provides comprehensive, integrated health management services particularly in the areas of women’s and children’s health, cardiology and oncology. The final purchase price consisted of approximately $143.9 million, and approximately 1.8 million shares of Inverness Series B Convertible Perpetual Preferred Stock (AMEX: IMA.PR.B). In addition, existing options to purchase Matria stock have been assumed by Inverness and have converted into options to purchase approximately 1.5 million shares of Inverness common stock.
As a result of the merger, Matria’s common stock will no longer trade on The NASDAQ Global Select Market. Pursuant to the merger, each outstanding share of Matria common stock, not owned by Matria or its affiliates and not subject to appraisal rights, has been automatically converted into the right to receive (i) $6.50 in cash, without interest, and (ii) a portion of a share of Series B Preferred Stock of Inverness. Inverness expects that the shares of Series B Preferred Stock will begin trading on the American Stock Exchange LLC as of the opening of the market today, May 9, 2008. The listing approval of the American Stock Exchange LLC for the shares of Series B Preferred Stock is contingent upon Inverness being in compliance with all applicable listing standards on the date it begins trading on the Exchange, and may be rescinded if Inverness is not in compliance with such standards.
About Inverness
By developing new capabilities in near-patient diagnosis, monitoring and health management, Inverness Medical Innovations enables individuals to take charge of improving their health and quality of life. A global leader in rapid point-of-care diagnostics, Inverness’ products, as well as its new product development efforts, focus on infectious disease, cardiology, oncology, drugs of abuse and women’s health. Inverness is headquartered in Waltham, Massachusetts. For additional information on Inverness Medical Innovations, please visit www.invernessmedical.com.